EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES ONE-FOR-TEN REVERSE STOCK SPLIT
EXTENDING MANAGEMENT’S COMMITMENT TO MAKING
AHT SHAREHOLDER FRIENDLY

DALLAS, July 2, 2021 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors unanimously approved a reverse split of the Company’s common stock at a ratio of 1-for-10.

As of the effective date of the reverse split, each share of the Company’s issued and outstanding common stock will be automatically converted into 1/10th of a share of the Company’s common stock. The reverse stock split will become effective as of the close of business on July 16, 2021, and the common stock is anticipated to commence trading on the New York Stock Exchange on July 19, 2021 on the split-adjusted basis. The foregoing actions have been approved by the Company’s Board of Directors pursuant to the Maryland General Corporation Law and no stockholder approval is required.

“The Company is committed to making owning Ashford Trust’s common stock as shareholder friendly as possible, and we believe implementing a reverse stock split is another important step for the Company and its stockholders to optimize our position,” commented Rob Hays, Ashford Trust’s President and Chief Executive Officer.

The Company believes the reverse stock split will benefit all shareholders by addressing several items impacting its common stock and options:

•The reverse split will meaningfully increase AHT’s market price per share above the $5 per share threshold required by many institutions to hold shares.
•Some brokers limit the ability or increase the cost to margin a stock under $5 per share.

•Having option strike increments of 50% of the stock price (i.e., $2.50 on a $5 stock) has made option trading on AHT shares less attractive due to limited applicable strike prices.
•There are high transaction costs as a percentage of AHT’s stock price commissions. Commissions are typically calculated on the number of shares/options rather than dollar value and even the “zero commission” brokerages still charge per-contract fees on options. The reverse split may reduce per-share and per-contract commissions and fees by as much as 90% for the same dollar value transaction.

By implementing a reverse stock split, the Company and its Board of Directors believes it can realize increased incremental demand for both its common stock and its options while also making AHT’s shares more attractive to a broader range of potential long-term institutional investors, individual investors, and buy-side analysts.

This action is in addition to Ashford Trust recently being added to the Russell 2000®, Russell 3000®, and Russell Microcap® indexes -- which created added exposure to key institutional investors as well as to investors who use the Russell indexes to benchmark their portfolio.

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, any fractional shares resulting from the reverse stock split will be rounded down to the nearest full share, sold in the open market and the proceeds from such sales will be distributed to the applicable stockholder in cash. In addition, the common stock will trade under a new CUSIP number. The reverse stock split will affect all stockholders proportionally and will not affect any stockholder’s ownership percentage of shares of the Company's common stock, except for minor changes resulting from the payment of cash for fractional shares. Ashford Trust’s stockholders should contact their broker or Ashford Trust’s transfer agent, Computershare, at (800) 546-5141, for any necessary assistance relating to the reverse stock split.

The Company also intends to effect a reverse split of the partnership units of Ashford Hospitality Limited Partnership, the Company’s operating partnership (“Ashford Trust OP”), at a ratio of 1-for-10, effective July 16, 2021.
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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Follow CEO Rob Hays on Twitter at https://twitter.com/aht_rob or @aht_rob.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19, and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; the timing and outcome of the Securities and Exchange Commission’s investigation; our ability to regain S-3 eligibility; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.
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